Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2018 relating to the financial statements of Melinta Therapeutics, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 16, 2018